                                                                   EXHIBIT 10.36

                    AMENDED AND RESTATED MANAGEMENT AGREEMENT

                     --------------------------------------

                                     between

                     TAL INTERNATIONAL CONTAINER CORPORATION
                                     Manager

                                       and

                               TAL ADVANTAGE I LLC
                                      Owner

                     --------------------------------------

                                   Dated as of
                                 April 12, 2006

                                TABLE OF CONTENTS

       3.10     Books and Records; Inspection of Books and Records; Inspection of Managed Containers;

                                       -i-

                                TABLE OF CONTENTS
                                   (continued)

                                      -ii-

EXHIBIT A - MANAGER REPORT

EXHIBIT B - AFFILIATES OF MANAGER AND APPROVED SUBSERVICERS

EXHIBIT C - CREDIT AND COLLECTION POLICY

EXHIBIT D - AGREED UPON PROCEDURES

EXHIBIT E - DEPRECIATION POLICY

                                      -iii-

      This AMENDED AND RESTATED MANAGEMENT AGREEMENT, dated as of April 12, 2006
(as amended, modified or supplemented from time to time in accordance with the terms hereof, this "Agreement"), between TAL ADVANTAGE I LLC, a limited liability company organized and existing under the laws of the State of Delaware
(together with its successors and permitted assigns, the "Owner" or the
"Issuer") and TAL INTERNATIONAL CONTAINER CORPORATION, a Delaware corporation
(together with its successors and permitted assigns, "Manager").

                               W I T N E S S E T H

      WHEREAS, the Owner is the owner of the Managed Containers; and

      WHEREAS, the Manager is in the business of leasing Containers to shipping lines and other container users, and is experienced in administration of a container leasing business; and

      WHEREAS, the Owner wishes to contract with the Manager for the purposes of
(i) managing the operation and leasing of the Managed Containers and (ii)
performing other administrative duties for the Owner; and

      WHEREAS, the Manager has agreed to manage the Owner's business including the Managed Containers and to operate and lease out the Managed Containers as part of the Manager's Container Fleet and to perform other administrative duties for the Owner; and

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

      Section 1.     Definitions. Terms capitalized but not defined herein shall have the meanings ascribed thereto in Appendix A to that certain Amended and
Restated Indenture dated as of April 12, 2006, between the Issuer and U.S. Bank
National Association, as Indenture Trustee (as amended, restated or otherwise modified from time to time in accordance with the terms thereof, the
"Indenture"), as such Appendix A may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of the Indenture.

      Section 2.     Appointment of the Manager.

      2.1     Appointment of Manager. The Owner hereby exclusively (i) appoints the Manager as its agent to manage and administer its business, and to manage the Managed Containers, including performance of all of the Owner's duties and observance of all of the Owner's obligations under the Indenture and the other
Transaction Documents to which it is a party, and (ii) grants to the Manager the authority on behalf of the Owner to enter into, administer, enforce and terminate Lease Agreements relating to the Managed Containers, to sell, transfer or otherwise dispose of and enforce the Owner's rights with respect to the
Managed Containers, to collect monies and make disbursements on behalf of the
Owner, and to manage its finances, all such activities described in clauses (i)
and (ii) to be conducted on the terms and subject to the conditions set forth herein. The Manager hereby agrees to so manage the Managed Containers and administer the Owner's business, including performance of all of the Owner's duties and observance of all of the Owner's obligations under the Indenture and the other

Transaction Documents to which the Owner is a party, upon the terms and conditions herein; provided, however, that nothing contained in this Agreement or any other Transaction Document shall be or shall be construed to be either
(x) an express or implied guaranty by the Manager of the Notes or any other
Outstanding Obligations incurred by the Owner or (y) an express or implied agreement to make payments on the Notes or other Outstanding Obligations.

      2.2     Appointment of Subservicers. In performing its duties hereunder, the Manager may, subject to the restrictions set forth herein, contract with any of its Affiliates listed on Exhibit B hereto to provide the services required to be rendered by the Manager hereunder (each resulting agreement, a "Subservicing
Agreement," and each Affiliate that is a party to such Subservicing Agreement, a
"Subservicer"); provided, however, that (i) the Manager shall be solely responsible for the receipt and processing of all Container Revenues, Sales
Proceeds and Casualty Proceeds, (ii) each Subservicing Agreement (but not other agreements to which the Manager may be a party) must expressly provide that such
Subservicing Agreement may be terminated by the Requisite Global Majority if a
Manager Default has occurred and is then continuing, and (iii) the Manager shall be solely responsible for the payment to each such Subservicer of any and all compensation, expenses and indemnities to each such Subservicer. The Manager will require each Subservicer to forward weekly into a bank account in the name of the Manager all Collections received by such Subservicer. The Manager will not contract with any other Person to provide any of the services to be rendered by the Manager to the Owner hereunder without the prior written consent of the
Requisite Global Majority. Notwithstanding any provision of such services by its
Subservicers, the Manager shall remain obligated and liable to the Owner, the
Indenture Trustee, each Series Enhancer (so long as such Series Enhancer is the
Control Party for a Series of Outstanding Notes) and the Noteholders for the
management and the administration of the Managed Containers in accordance with the provisions of this Agreement, without diminution of such obligation or liability by virtue of such agreements or arrangements with its Subservicers, to the same extent and under the same terms and conditions as if the Manager alone were servicing and administering the Managed Containers.

      2.3     Retention of Title. The Owner shall at all times retain full legal and equitable title to the Managed Containers, notwithstanding the management thereof by Manager hereunder. Manager shall not make reference to, or otherwise deal with or treat, the Managed Containers in any manner except in conformity with this Agreement.

      2.4     Exclusive Representation of Owner. Except as otherwise provided in this Agreement, during the term of this Agreement, the Manager will be the exclusive agent of the Owner with respect to the Owner's business and with respect to the management of the Managed Containers and the Owner agrees that it will not engage any other Person to perform, or pay any consideration to any other Person for performing, the same or similar services with respect to the owner's business or with respect to the Managed Containers.

      Section 3.     Manager's Services with Respect to the Managed Containers.

      3.1     Non-Discrimination. In performing its duties pursuant to this
Agreement, the Manager shall exercise substantially the same degree of skill and care with which it services, leases and manages containers held for its own account and consistent with the reasonable commercial practices of a prudent container lessor engaged in the administration, leasing and

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servicing of shipping containers (such standard of care, the "Servicing
Standard"). Without limiting the foregoing, the Manager shall not knowingly discriminate in favor of or against the Managed Containers in connection with the management and operation of the Container Fleet.

      3.2     Terms of Lease Agreements. Without prejudice to the rights and title of the Owner with respect to the Managed Containers, the Manager may arrange for the leasing of the Managed Containers pursuant to Lease Agreements that are in its own name as principal, and not as agent of the Owner; provided, however, that it is understood and agreed that the Manager is acting thereunder solely as agent of the Owner. The Manager shall have sole discretion to determine to whom to lease, sell or otherwise dispose of the Managed Containers, to determine the per diem rates and other charges to be paid and all other terms and conditions of the Lease Agreements and to renegotiate, amend and consent to waivers under such Lease Agreements. The Manager shall invoice and collect from lessees all rental payments and other amounts due under and pursuant to the
Lease Agreements relating to the Managed Containers.

      3.3     Leasing. The Manager shall operate and lease the Managed
Containers as part of its Container Fleet and shall perform all managerial and administrative functions and provide or arrange for the provision of all services and documentation of any nature which it considers necessary or desirable for such operation and leasing. The Manager shall, in compliance with the Servicing Standard, take all actions the Manager deems appropriate to ensure compliance by the Lessees with the terms of any Lease Agreement, including the exercise of the rights of the lessor thereunder.

              3.3.1  With respect to the Managed Containers, the Manager shall use reasonable efforts to include in the terms of lease agreements with lessees a provision requiring lessees to comply with Applicable Law affecting the
Managed Containers and their use, operation and storage while the Managed
Containers are on-hire and the Manager shall use reasonable efforts to include in the terms of depot agreements with third-party storage and repair depots a provision requiring the depots to comply with Applicable Law affecting the
Managed Containers while the Managed Containers are off-hire and stored in the depot.

              3.3.2  The Manager will monitor and record the status of the
Managed Containers in the same manner as for containers held for its own account, i.e. for each Managed Container it will record the on-hire location, the date of on-hire and the lessee to whom the Managed Container is on-hire, the off-hire date of the Managed Container and the off-hire location, and the depot where the Managed Container is located while off-hire.

              3.3.3  The Manager shall follow the Credit and Collection Policy with respect to the leasing of the Managed Containers and, subject to the terms of such Credit and Collection Policy, the Manager may, in its sole discretion
(a) determine and approve the creditworthiness of any lessee (though the Manager makes no representation or warranty to the Owner as to the solvency or financial stability of any lessee), (b) determine that any amount due from any lessee is not collectible, (c) institute and prosecute legal proceedings against a lessee as permitted by Applicable Law, (d) terminate or cancel any Lease Agreement, (e)
recover possession of the Managed Containers from any lessee, (f) settle, compromise or release any proceeding or claim against a lessee in the name of the Manager or, if appropriate, in the name of the Owner, or (g) reinstate any
Lease Agreement.

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              3.3.4  In performing its duties under this Agreement, the Manager shall use reasonable efforts to comply with the Concentration Limits when entering into new Lease Agreements and, in any event, shall not, without the prior written consent of the Requisite Global Majority, lease all, or substantially all, of the Managed Containers to an Affiliate of the Manager or
to a single lessee.

              3.3.5  The Manager hereby acknowledges that the Manager and its
Affiliates are holding the leases relating to the Managed Containers (but only to the extent that such leases relate to the Managed Containers), on behalf of, and for the benefit of, the Indenture Trustee.

      3.4     Maintenance and Repair. The Manager shall keep, or, with respect to Managed Containers on lease, cause the related lessee, to keep, each Managed
Container (i) in good repair and working order in a manner consistent with past practices, and (ii) in accordance with its maintenance and repair standards for the Container Fleet. The Manager shall make, or cause to be made, all necessary inspections, repairs, replacements, additions and improvements to each Managed
Container as are commercially reasonable for the conduct of its business in accordance with the ordinary course of the Manager's business consistent with past practices; it being understood that it may, in some cases, be commercially reasonable not to repair a Managed Container. The Manager shall institute and prosecute claims against the manufacturers and sellers of the Managed Containers as the Manager may consider advisable for breach of warranty, any defect in condition, design, operation or fitness or any other nonconformity with the terms of manufacture. The Manager shall have no liability to the Owner for any such breach of any manufacturer's or seller's or any other Person's warranty or for any such defect in condition, design, operation or fitness or any other nonconformity with the terms of manufacture. The Manager shall at all times use the Managed Containers, and require the related lessee to use the Managed
Containers, in accordance with good operating practices. The Manager shall not knowingly use (or knowingly permit the lessees to use) the Containers for storage or transportation of contraband in violation of applicable United States law.

      3.5     Compliance With Law. The Manager will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any governmental authority that are applicable to the Lease Agreements and the
Managed Containers or any part thereof except for any noncompliance which would not reasonably be expected to result in a Material Adverse Change; provided, however, that the Manager may contest any act, rule, regulation, order, decree or direction in any reasonable manner which shall not materially and adversely affect the Noteholders or any Series Enhancer; and provided, further, that such contests shall be in good faith by appropriate proceedings and as to which adequate reserves in accordance with GAAP have been established, but only so long as such proceedings shall not, individually or in the aggregate, subject any Series Enhancer, any Noteholder or Indenture Trustee to any civil or criminal liability.

      3.6     Markings. The Manager shall ensure that each Managed Container shall carry its Container Identification Number and other markings as may be required for its operation in marine and intermodal shipping.

      3.7     Casualty Losses; Sale of Managed Containers; Lost or Destroyed
Containers. If any Managed Container shall suffer a Casualty Loss while it is subject to the terms of this

                                        4

Agreement, the Manager shall remit to the Trust Account, in accordance with the provisions of Section 5.1.1 hereof, the Casualty Proceeds (net of any expenses, taxes or reserves in respect thereof), if any, received as a consequence of such
Casualty Loss.

      3.8     Sales of Managed Containers. The Manager shall have the ability in its sole discretion to sell or otherwise dispose of any of the Managed
Containers, subject to compliance with the applicable provisions of Sections 404 and 606 of the Indenture. The Manager shall remit to the Trust Account, in accordance with the provisions of Section 5.1.1 hereof, the Sales Proceeds (net of any expenses, taxes or reserves in respect thereof) received as a consequence of any such sale.

      3.9     Insurance. (a) The Manager will, in a manner consistent with its normal procedures and the Servicing Standard, (i) effect and maintain with financially sound and reputable companies general liability insurance, insuring the Issuer and the Indenture Trustee (for the benefit of the Noteholders)
against liability for personal injury and property damage liability, caused by, or relating to, the Managed Containers then off-lease, with such levels of coverage and deductibles that are consistent with the levels in effect as of the
Initial Closing Date, and (ii) have a standard form of lease agreement that requires each lessee to maintain (1) physical damage insurance in an amount not less than the stipulated loss value agreed to by the lessee of the Managed
Containers on lease to it, and (2) comprehensive general liability insurance, including contractual liability, against claims for bodily injury or death and property damage. The Indenture Trustee reserves the right (but shall not have the obligation) to obtain, at the direction of the Requisite Global Majority and at the Manager's expense, insurance of the type described in clause (i) above if the Manager shall fail to obtain such coverage in the specified amounts.
However, the Indenture Trustee will notify the Manager prior to obtaining such insurance.

                     (b)   All insurance maintained by the Manager for loss or
damage of the Managed Containers shall provide that losses, if any, shall be payable to the Issuer and the Indenture Trustee or its designee as an additional loss payee and the Manager shall utilize its reasonable efforts to have all checks relating to any such losses delivered promptly to the Indenture Trustee.
The Issuer and the Indenture Trustee shall be named as additional insureds with respect to all such liability insurance maintained by the Manager (or on behalf of the Manager by a direct or indirect parent company thereof). The Manager shall pay the premiums with respect to all such insurance and deliver to
Indenture Trustee evidence of such insurance coverage as contemplated by Section
4.1.4. The Manager shall cause to be provided to the Indenture Trustee, not less than fifteen (15) days prior to the scheduled expiration or lapse of such insurance coverage, evidence reasonably satisfactory to the Indenture Trustee of renewal or replacement coverage. The Manager shall use its commercially reasonable efforts to have each insurer agree, by endorsement upon the policy or policies issued by it or by independent instrument furnished to the Indenture
Trustee, that (i) it will give each additional insured and the loss payee thirty
(30) days' prior written notice of the effective date of any material alteration, cancellation or non-renewal of such policy and (ii) in the event that the cancellation of such coverage would result in a breach of this Section
3.9 by the Manager, it will permit the Issuer and/or the Indenture Trustee to make payments to effect the continuation of coverage upon notice of cancellation due to nonpayment of premium. Such insurance may be effected by a policy which covers the entire Container Fleet, which policy shall include an additional insured

                                        5

and loss payee endorsement with respect to the Managed Containers in favor of the Indenture Trustee, for the benefit of the Noteholders.

      3.10    Books and Records; Inspection of Books and Records; Inspection of
Managed Containers; Back-up Tape.

              3.10.1 The Manager shall maintain at its offices (which, as of the
Initial Closing Date, are located at 100 Manhattanville Road, Purchase, New York
10577-2135 USA), such books and records (including computer records) with respect to the Managed Containers as it maintains for the Container Fleet and the leasing thereof, including a computer database including the Managed
Containers (containing sufficient information to generate the List of Containers and the reports required to be delivered pursuant to this Agreement), any Lease
Agreements relating thereto, their lessees (if on-hire) or location (if off-hire) and their Net Book Value.

              3.10.2 The Manager shall make available to the Owner and the
Indenture Trustee and each Series Enhancer, for inspection and copying, its books, records and reports relating to the Managed Containers and copies of all
Lease Agreements or other documents relating thereto, all in the format which the Manager uses for its own operations. The Person(s) desiring to conduct any such inspection of the books, records and reports shall provide the Manager with not less than (i) five (5) Business Days' notice if a Manager Default is not then continuing or (ii) one (1) Business Day's notice if a Manager Default shall have occurred and is then continuing, and shall specify in such notice the matters to be addressed in such inspection; provided, however, that, unless an
Event of Default or Manager Default shall have occurred and is then continuing, the Indenture Trustee shall not be permitted to deliver any such notice or to seek the right to any such inspection pursuant to this Section 3.10.2, and the
Manager shall not be obligated to permit any such inspection pursuant to this
Section 3.10.2, in the event that the Indenture Trustee shall have consummated two inspections pursuant to this Section 3.10.2 at any time in the previous
12-month period. All such inspections shall be conducted during normal business hours and shall not unreasonably disrupt the Manager's business, and, subject to the foregoing, the Owner, Indenture Trustee or Series Enhancer, as applicable will be permitted to discuss, with any Authorized Officer, Managing Officer or the Manager's independent accountants, the affairs, finances and accounts of the
Manager as they relate to the Managed Containers and this Agreement. All inspections conducted by the Indenture Trustee shall be conducted by an independent diligence service selected by the Administrative Agent (provided, however, that if no Manager Default, Early Amortization Event or Event of
Default is continuing, the second annual inspection permitted pursuant to this
Section 3.10.2 shall not involve a collateral or field audit). So long as no
Manager Default, Early Amortization Event or Event of Default is continuing, the
Manager shall pay the reasonable and documented costs and expenses incurred by such Person(s) in conducting not more than one such inspection in any calendar year. In addition, the Manager shall pay the reasonable and documented costs and expenses incurred by such Person(s) in conducting any such examinations during the continuation of any of a Manager Default, Early Amortization Event or Event
of Default.

              The Owner acknowledges that the Manager uses certain software under license from unrelated third parties and that the Manager shall grant the
Owner, the Indenture Trustee

                                        6

and each Series Enhancer access to the computer systems and data contained therein, but not copies of the software itself.

              3.10.3 The Manager shall, in accordance with its then existing disaster recovery plan, deliver periodically (but no less frequently than weekly) to an independent data custodian (the "Data Custodian") reasonably satisfactory to the Administrative Agent and each Series Enhancer an electronic copy (the "Tape") of the following information, as of the most recently available date, with respect to each of the Managed Containers: (i) the
Container Identification Number, (ii) if then on-lease, the name of the lessee and the date of the related Lease Agreement, and (iii) if then off-lease, the name and location of the depot in which stored. The Manager shall cause such
Data Custodian to make the most recent Tape available to the Owner, the
Indenture Trustee, the Administrative Agent and any Series Enhancer for
inspection upon reasonable notice to such Data Custodian and subject to the Data
Custodian's customary security requirements; provided, however, that, so long as no Manager Default, Early Amortization Event or Event of Default is continuing, not more than one such inspection shall be made in any calendar year. During the continuation of any of a Manager Default, Early Amortization Event or Event of
Default, the Manager shall pay the reasonable and documented costs and expenses incurred by such Person(s) in conducting all inspections made in accordance with the provisions of this Section 3.10.3. Upon the termination of this Agreement pursuant to Section 9.2, the Manager shall deliver to each of the Administrative
Agent and the Indenture Trustee a copy of the Tape containing information with respect to the Managed Containers as of such date.

              3.10.4 Liens. The Manager agrees not to create, incur, assume or grant, or suffer to exist, directly or indirectly, any lien, security interest, pledge or hypothecation of any kind on or concerning the Managed Containers, the related Lease (to the extent related to a Managed Container), title thereto or any interest therein or in this Agreement to any Person other than the Owner, except for Permitted Encumbrances. The Manager will promptly take or cause to be taken such actions as may be necessary to discharge any such lien that arises by, through or under the actions of the Manager in violation of this Section
3.10.4.

      3.11    Concentration Account and Payment Instructions. The Manager shall maintain the Concentration Account. The Manager shall instruct all lessees to submit all payments on the Leases directly to the Concentration Account (or to a post office box or a lockbox from which the applicable payment items will be removed and deposited in the Concentration Account). The Manager shall not grant any lien or encumbrance in the Concentration Account to any Person other than the Lien created pursuant to the Intercreditor Agreement.

      3.12    Identification of Funds in the Concentration Account. Weekly (or
more frequently at the Manager's option) beginning with the first full calendar week following the Initial Closing Date, the Manager shall identify all
Container Revenues, Sales Proceeds or Casualty Proceeds received in the
Concentration Account during the preceding week as relating to either a Managed
Container or another container managed by the Manager. Any such Container
Revenues, Sales Proceeds or Casualty Proceeds that have been identified as relating to a Managed Container shall be transferred by the Manager to the Trust
Account in accordance with the procedures outlined in Section 5.1 hereof. Prior to such transfer to the Trust Account, all Container Revenues, Sales Proceeds
and Casualty Proceeds relating to a Managed Container

                                        7

received, or held by, the Manager shall be deemed to be held by the Manager in trust for the benefit of Indenture Trustee.

      3.13    Transfer of Funds Received by the Manager. If, notwithstanding the payment instructions given by the Manager to a lessee in the monthly invoice, lease payments or other amounts in respect of the Managed Containers are received directly by the Manager, the Manager agrees to hold any such lease payments or other amounts in trust and, within two (2) Business Days after receipt, transmit and deliver to the Concentration Account (or a related post office box or lockbox), in the form received, all cash, checks and other instruments or writings for the payment of money so received by the Manager.

      3.14    Time and Attention to Duties. The Manager shall devote such time and attention to the performance of its duties hereunder as is reasonably necessary, it being understood that the Manager shall not be required to devote all of its time or attention to the performance of such duties, it being further understood that the Manager manages, and may in the future manage, containers other than the Managed Containers, either for third parties or for its own account, and may, as well, conduct business unrelated to managing containers.
Nothing in this Agreement shall be construed to prohibit the Manager from performing its obligations to owners of other containers or from engaging in such (or any other) business activity.

      Section 4.     Reporting Obligations of the Manager.

      4.1     Reports Due from the Manager.

              4.1.1  Financial Statements. The Manager will maintain the Owner's financial books and records and prepare the Owner's financial statements. The
Manager will deliver to the Indenture Trustee, the Rating Agencies, the
Administrative Agent and each Series Enhancer the financial statements required to be delivered to the Indenture Trustee pursuant to Section 625 of the
Indenture. All such financial statements shall be prepared in accordance with
GAAP, subject to, in the case of unaudited financial statements, the absence of footnotes, and in the quarterly financial statements, the absence of year-end adjustments.

              4.1.2  Manager Reports. On or prior to each Determination Date, the Manager shall deliver to the Owner and the Indenture Trustee a report as to deposits into and instructions for payments out of the Trust Account, substantially in the form of Exhibit A hereto (each such report, the "Manager
Report"), which report shall be certified by the chief financial officer, controller, treasurer or other financial officer of the Manager with primary responsibility for matters arising under this Agreement or another authorized signatory acceptable to the Administrative Agent. Each such Manager Report shall also include (a) evidence of the Manager's compliance with the financial covenants set forth in Sections 9.1.9, 9.1.10 and 9.1.11 hereof, which calculations shall be based on the most recently certified quarterly financial information, (b) accounts receivable agings, (c) top-25 lessee concentrations,
(d) utilization ratios for both the Managed Containers and the Container Fleet,
(e) other information regarding the Container Fleet upon request, and (f) the calculations required to demonstrate compliance by the Issuer with clauses (3),
(4), (5) and (6) of Section 1201 of the Indenture.

                                        8

              4.1.3  Asset Base Certificates. On or prior to (i) each
Determination Date, and (ii) each date on which an advance of funds to the
Issuer is to be made in accordance with the terms of a Supplement, the Manager will deliver to the Owner, the Indenture Trustee and the Administrative Agent,
an Asset Base Certificate certified by the chief financial officer, controller, treasurer or other financial officer of the Manager with primary responsibility for matters arising under this Agreement or another authorized signatory acceptable to the Administrative Agent as of the end of the month most recently ended.

              4.1.4  Evidence of Insurance. The Manager will provide
confirmation of the renewal of the insurance required by Section 3.9 hereof annually before the expiration date of such insurance each year, and will forward copies of all certificates evidencing renewal, and all notices of termination or non-renewal of such insurance, to the Indenture Trustee and the
Administrative Agent promptly after receipt.

              4.1.5  Other Reports. The Manager shall provide, in the format which the Manager uses for its own operations, any reports filed by the Manager with the Securities and Exchange Commission and any other reports and information which are reasonably requested by the Owner, the Indenture Trustee, any Series Enhancer, each Hedge Counterparty, the Administrative Agent or the
Rating Agencies provided that such reports and information are reasonably available from the books and records of the Owner and can be generated by the
Manager's then existing data processing system.

              4.1.6  Independent Accountant's Report. The Manager shall, at its sole cost and expense, deliver to the Issuer, Administrative Agent, the
Indenture Trustee, and each Series Enhancer a report from a firm of nationally recognized independent certified public accountants, who may also render other services to TAL International Group or any of its affiliates, on or before May
30th of each year (or 150 days after the end of the Manager's fiscal year, if other than December 31st of each year), beginning on May 30, 2007, with respect to the twelve months ended on the preceding December 31 (or other applicable fiscal year-end date) (or such other period as shall have elapsed from the
Closing Date to the date of such statement), a report (the "Accountants'
Report") addressed to the Board of Directors of TAL International Group, to the
effect that such firm of accountants has audited the books and records of TAL
International Group, and issued its report thereon in connection with the audit report on the consolidated financial statements of TAL International Group and
(1) such audit was made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as such firm considered necessary in the circumstances; (2) the firm is independent of TAL International Group within the meaning of the Code of Professional Ethics of the American Institute of
Certified Public Accountants; and (3) specifies the results of the application of such agreed upon procedures, as the Administrative Agent shall reasonably agree from time to time, relating to (i) maintenance of the separateness of the
Issuer for bankruptcy remoteness purposes and (ii) three selected Manager
Reports and Asset Base Certificates delivered during the preceding year, to achieve the objectives specified on Exhibit D hereto.

              4.1.7  Direction of Investments. The Manager in its sole
discretion and in accordance with its normal business practices shall direct the
Indenture Trustee, in accordance with the terms of the Indenture, as to which
Eligible Investments it shall invest funds on deposit

                                        9

in the Trust Account, the Restricted Cash Account, the Temporary Loss Account
and each Series Account.

              4.1.8  Interest Rate Hedge Agreements. When required by Section
628 of the Indenture, the Manager shall arrange for the Owner to enter into
Interest Rate Hedge Agreements (which Interest Rate Hedge Agreements must be in form and substance reasonably satisfactory to the Administrative Agent) that comply with the provisions of that Section.

      4.2     Manager Advances. The Manager may, at its option, remit to the
Trust Account by 1:00 p.m. New York time on the Business Day prior to a Payment
Date, an amount (a "Manager Advance") equal to the lesser of (a) 50% of the accounts receivable of the Issuer then outstanding, and (b) any anticipated shortfalls on the next Payment Date in payments for those items in (i)
paragraphs (1) through (14) of clause (I) of Section 302(c) of the Indenture or
(ii) paragraphs (1) through (14) of clause (II) of Section 302(c) of the
Indenture; provided, however, that any such Manager Advances shall only be used to make such payments, and not to make any other payments. Under no circumstances shall this Section 4.2 be interpreted as obligating the Manager to make any Manager Advance. Notwithstanding the foregoing, the Manager shall not make a Manager Advance unless it reasonably believes that such Manager Advance shall be reimbursed in full on the next Payment Date from the Available
Distribution Amount (excluding any Manager Advance) pursuant to Section 302 of the Indenture. The Manager shall be reimbursed for Manager Advances on each
Payment Date from amounts on deposit in the Trust Account, subject to the priority of payments set forth in Sections 302 and 806 of the Indenture.

      Section 5.     Deposits to Trust Account; Payment of Management Fee.

      5.1     Deposits.

              5.1.1  Weekly Deposits to Trust Account. On or before the last
Business Day in New York of each calendar week beginning with the first full calendar week following the week of the Initial Closing Date, the Manager shall cause to be transferred from the Concentration Account to the Trust Account an amount equal to the excess (if any) of (x) the sum of (A) the Manager's good faith estimate of the Container Revenues for the Managed Containers received during the immediately preceding calendar week (excluding any customer advance payments, such advance payments to be included in the distribution for the month earned) and (B) subject to Section 311 of the Indenture, the Manager's good faith estimate of the Sales Proceeds and Casualty Proceeds received during the immediately preceding calendar week, over (y) the Manager's good faith estimate of Direct Operating Expenses for the Managed Containers accrued during the immediately preceding calendar week (the excess of (x) over (y), the "Estimated
Net Operating Income"). The Manager agrees to identify and shall cause the
Issuer to transfer any Temporary Loss Amounts for deposit pursuant to the terms of Section 311 of the Indenture. Prior to such transfer or deposit, all
Container Revenues, Sales Proceeds and Casualty Proceeds received, or held by, the Manager with respect to the Managed Containers shall be deemed to be held by the Manager in trust for the benefit of the Indenture Trustee.

              On or before each Determination Date, the Manager shall determine the excess (if any) of (x) the aggregate amount of Container Revenues, Sales
Proceeds and Casualty Proceeds for the Managed Containers actually received during the immediately preceding Collection

                                       10

Period over (y) the aggregate amount of Direct Operating Expenses accrued during such Collection Period and to be paid in the current or a subsequent Collection
Period (the excess of (x) over (y), the "Actual Net Operating Income"). If the
Actual Net Operating Income for such Collection Period exceeds the Estimated Net
Operating Income for such Collection Period, then the Manager will cause to be transferred from the Concentration Account to the Trust Account on such
Determination Date funds in an amount equal to such excess. However, if the
Estimated Net Operating Income for such Collection Period exceeds the Actual Net
Operating Income for such Collection Period, then the Manager shall indicate so on that month's Manager Report and the amount of such excess (such excess, the
"Excess Deposit") will be distributed to the Manager on the immediately succeeding Payment Date.

      5.2     Compensation of Manager.

              5.2.1  Management Fee. As compensation to the Manager for the performance of its services hereunder, the Owner shall pay the Management Fee to the Manager in arrears on each Payment Date (or, in the case of the first payment of the Management Fee, on the Initial Closing Date). Subject to the
terms and conditions of the Indenture, the Management Fee shall be payable to the Manager (to the extent not previously withheld in accordance with the terms hereof) from amounts on deposit in the Trust Account to the extent monies are available for the payment thereof in accordance with the provisions of Section
302(c) of the Indenture; provided, however, that, as long as no Manager Default shall have occurred and been continuing for a period in excess of thirty (30)
days, the Manager shall be entitled to withhold in advance, at periodic intervals more frequent than each Payment Date, the pro rata portion of the
Management Fee owing to the Manager for such interval from the actual Container
Revenues, Sales Proceeds or Casualty Proceeds received by it from lessees or sublessees. For the sake of clarity, to the extent the Manager has withheld amounts from the actual Container Revenues, Sales Proceeds or Casualty Proceeds
received by it from lessees or sublessees, then such amounts shall be deducted from the Management Fee owing to the Manager from the Owner hereunder. On each
Payment Date, the Manager and the Owner shall determine whether the amounts actually paid to or withheld by the Manager during the preceding calendar month pursuant to the terms of this Section 5.2.1 accord with the Management Fee owing under this Agreement for such month and shall arrange that any excess or deficiency promptly be corrected (i.e., in the case of an overpayment to the
Manager, the Manager shall promptly repay such overpayment, and in the case of an underpayment to the Manager such underpayment shall be added to the
Management Fee payable to the Manager on such Payment Date). Upon any resignation or termination of the Manager in accordance with the terms of this
Agreement and the other Transaction Documents, such resigning or terminated
Manager shall not be entitled to receive any Management Fee accruing on or after the effective date of such termination or resignation and such resigning or terminated Manager shall immediately remit to the Trust Account any portion of the Management Fee deducted in advance by such resigning or terminated Manager which did not accrue as of the date following such termination or resignation on which a replacement Manager has assumed the responsibilities of the resigning or terminated Manager.

              5.2.2  Business Day. Notwithstanding anything to the contrary contained herein, if any date on which a payment becomes due hereunder is not a
Business Day, then such

                                       11

payment may be made on the next succeeding Business Day with the same force and effect as if made on such scheduled date.

              5.2.3  No Set-Off, Counterclaim, etc. The Manager's obligation under this Agreement to transfer to or to deposit any amount to the Trust
Account shall (subject to the withholding of the Management Fee as contemplated by Section 5.2.1 hereof) be absolute and unconditional and all payments thereof shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim or any circumstance, recoupment, defense or other right which the Manager may have against the Owner or any other Person for any reason whatsoever (whether in connection with the transactions contemplated hereby or any other transactions), including without limitation, (i) any defect in title, condition, design or fitness for use, of, or any damage to or loss or destruction of, any Managed Container, (ii) any insolvency, bankruptcy, moratorium, reorganization or similar proceeding by or against the Manager or any other Person, or (iii) any other circumstance, happening or event whatsoever, whether or not unforeseen or similar to any of the foregoing.

              5.2.4  Manner of Payment. All payments hereunder shall be made in
United States Dollars by wire transfer of immediately available funds prior to
2:00 P.M. prevailing Eastern Time, on the date of payment.

      Section 6.     Term.

              6.1.1  Term. The Term of this Agreement shall commence on the date hereof and shall end on the date on which all Outstanding Obligations have been repaid, unless earlier terminated in accordance with the provisions hereof.

              6.1.2  Resignation by Manager. The Manager may not resign from its obligations and duties as Manager hereunder, except (i) with the prior written consent of Owner and the Requisite Global Majority or (ii) upon a determination by the Manager that the performance by Manager of its duties under this
Agreement is no longer permissible under Applicable Law, which determination shall be evidenced by an Opinion of Counsel, in form and substance reasonably satisfactory to Owner and the Requisite Global Majority, to such effect delivered to the Indenture Trustee, the Administrative Agent and each Series
Enhancer. No such resignation shall, to the extent consistent with Applicable
Law, become effective until a replacement Manager has assumed the responsibilities of the resigning Manager in accordance with the terms of this
Agreement, Section 405 of the Indenture and the other Transaction Documents.

      Section 7.     Reserved.

      Section 8.     Representations and Warranties; Covenants.

      8.1     Manager Representations. The Manager represents and warrants to the Owner, the Indenture Trustee and each Series Enhancer that:

              8.1.1  The Manager is a corporation duly organized and validly existing under the laws of the State of Delaware and is duly qualified and is authorized to do business and is in good standing (or its equivalent) in all jurisdictions where it is required by Applicable Law to be

                                       12

so qualified (or its equivalent) and has all licenses, permits, charters and registrations necessary for the operation of its container management business, except for any such jurisdiction where the failure to be so qualified or for any licenses the failure to hold which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

              8.1.2  The Manager has the requisite power and authority to enter into and perform its obligations under this Agreement, and all requisite corporate authorizations have been given for it to enter into this Agreement and to perform all the matters envisaged hereby, this Agreement has been duly executed and delivered and constitutes the valid, legally binding and enforceable obligation of the Manager, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

              8.1.3  The Manager has not breached its certificate of
incorporation or by-laws or any other agreement to which it is a party or by which it is bound in the course of conduct of its business and corporate affairs and has not breached any applicable laws and regulations, except for such breaches which would not have a materially adverse effect on the Manager's ability to perform its obligations under this Agreement.

              8.1.4  There are no Proceedings or investigations to which the
Manager or any of its Affiliates is a party pending or, to the Manager's knowledge, threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (A) asserting the invalidity of this Agreement or any other Transaction Document, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document or (C) seeking any determination or ruling that is reasonably likely to materially and adversely affect the performance by the
Manager of its obligations under, or the validity or enforceability of, this
Agreement or any other Transaction Document to which it is a party.

              8.1.5  The execution, delivery and performance of the transactions contemplated by and the fulfillment of the terms of this Agreement and the other
Transaction Documents will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Manager, or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which Manager is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, or violate any law or any order, rule, or regulation applicable to
Manager of any court or of any federal or state regulatory body, administrative agency, or other Governmental Authority having jurisdiction over Manager or any of its properties, in each case, other than any conflict, breach, default, Lien, or violation that would not reasonably be expected to result in a Material
Adverse Change.

              8.1.6  The Manager shall take all actions as may be necessary to perform the Issuer's obligations under Section 604 of the Indenture.

              8.1.7  The Manager will fulfill all of its obligations as lessor under any Lease Agreement to which a Managed Container is subject except where any such nonfulfillment

                                       13

would not reasonably be expected to materially and adversely affect the rights of the Owner under such Lease. The Manager shall use commercially reasonable efforts to perform all of the Owner's duties and obligations under the
Transaction Documents to which the Owner is a party; provided, however, that nothing contained herein shall be construed as an express or implied guaranty by the Manager of the Notes or any other Outstanding Obligation incurred by the
Owner.

              8.1.8  Promptly, but in any case within seven (7) Business Days of an Authorized Officer becoming aware of a Manager Default, Early Amortization
Event or an Event of Default, and which, in each case, has not been waived in writing by the Requisite Global Majority, the Manager shall deliver to the Owner and the Indenture Trustee and each Series Enhancer a written notice describing the nature of such event and period of existence and, in the case of a Manager
Default, the action the Manager is taking or proposed to take with respect thereto.

              8.1.9  Since December 31, 2005, there has been no Material Adverse
Change in the financial condition of the Manager.

              8.1.10 The Manager will operate the Managed Containers so as not knowingly cause a violation of the Trading With the Enemy Act (50 U.S.C. ss. 1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR,
Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive
Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions
With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg.
49079 (2001)) (the "Executive Order") and (b) the Uniting and Strengthening
America by Providing Appropriate Tools Required to Intercept and Obstruct
Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Manager or its Affiliates (i) is or will become a "blocked person" as described in the
Executive Order, the Trading With the Enemy Act or the Foreign Assets Control
Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person."

              8.1.11 The credit and collection policy used by the Manager as in effect on the Initial Closing Date (which policy also addresses the criteria under which a lessee is allowed to self-insure for property and liability risks)
is attached as Exhibit C hereto. The credit and collection policy used by the
Manager is subject to modification from time to time at the discretion of the
Manager. The "Credit and Collection Policy" shall mean the credit and collection policy used by the Manager as modified by the Manager from time to time.

              8.1.12 The depreciation policy as in effect on the Restatement
Effective Date used in the calculation of the Asset Base for the purposes of the
Transaction Documents is attached as Exhibit E hereto.

      8.2     Owner Representations.  The Owner represents and warrants to the
Manager:

                                       14

              8.2.1  The Owner is a limited liability company duly organized and validly existing under the laws of Delaware;

              8.2.2  The Owner has the requisite power and authority to enter into and perform its obligations under this Agreement and all requisite limited liability company authorizations have been given for it to enter into this
Agreement and to perform all the matters envisaged hereby, this Agreement has been duly executed and delivered by the Owner and constitutes the valid, legally binding and enforceable obligation of the Owner, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

              8.2.3  The Owner has not breached its limited liability company agreement or any other agreement to which it is a party or by which it is bound in the course of conduct of its business and corporate affairs and has not breached any applicable laws and regulations of Delaware in such manner as would in any case have a materially adverse effect on its ability to perform its obligations under this Agreement.

              8.2.4  Since its formation, there has been no Material Adverse
Change in the financial condition of the Owner.

      8.3     Covenants of the Manager.

              8.3.1  Location of Books and Records. The Manager shall not change the location at which the Owner's books and records are maintained unless (i)
the Manager shall have given the Indenture Trustee, the Administrative Agent and each Series Enhancer at least thirty (30) days' prior written notice thereof and
(ii) the Manager shall cause to be filed any necessary registration of charges or documents of similar import necessary to continue the Indenture Trustee's security interest in the Collateral.

              8.3.2  Liens. Except for the Lien created pursuant to the
Contribution and Sale Agreement and Permitted Encumbrances: (a) Manager agrees not to create, incur, or grant, directly or indirectly, any lien, security interest, pledge or hypothecation of any kind on or concerning (i) its rights under this Agreement or (ii) the Managed Containers or any interest therein; and
(b) Manager shall promptly take, or cause to be taken, such action as may be necessary to discharge any such lien arising by, through or under the Manager.

              8.3.3  UNIDROIT Convention. The Manager will comply with the terms and provisions of the UNIDROIT Convention on Intentional Interests in Mobile
Equipment or any other internationally recognized system for recording interests in or liens against shipping containers at the time that such convention is adopted for containers.

              8.3.4  Identification of Gross Lease Revenues and Direct Operating
Expense; Transfer of Gross Lease Revenues. The Manager will establish and maintain such procedures as are necessary for determining and for identifying
Container Revenues and Direct Operating Expenses to a specific Managed
Container. Notwithstanding the foregoing, Manager shall have the right to allocate various indirect overhead expenses among containers in the Container
Fleet (including the Managed Containers) in any way it deems appropriate as long as such allocation is non-discriminatory, fair and equitable, after giving due recognition to the cost, age and other

                                       15

factors relevant to the Managed Containers as compared to other containers in the Container Fleet.

              8.3.5  Compliance with Credit and Collection Policy. The Manager will comply in all material respects with the Credit and Collection Policy in regard to the origination of, and amendments and modifications to, Leases of
Managed Containers. The Manager shall not amend the Credit and Collection Policy in any respect which would materially and adversely affect the Noteholders without the prior written consent of the Requisite Global Majority in each instance. The Manager shall promptly provide the Owner and the Indenture Trustee with a copy of all amendments to the Credit and Collection Policy.

              8.3.6  Inspections. The Manager shall, upon reasonable prior notice, allow the Indenture Trustee, the Administrative Agent, each Hedge
Counterparty and each Series Enhancer to inspect, under guidance of officers of the Manager, the Manager's facilities during normal business hours; provided, however, that unless an Event of Default or a Manager Default shall have occurred and then be continuing, the Indenture Trustee, the Administrative
Agent, the Hedge Counterparties and the Series Enhancers may request, in the aggregate, only one inspection under this Section 8.3.6 during any twelve-month period.

              8.3.7  Container Management System. Without the prior written consent of the Indenture Trustee, acting at the direction of the Requisite
Global Majority, the Manager agrees that it will not grant to any Person, or permit any Person to obtain, a Lien (other than items listed in clauses (i),
(ii), (iii), (iv) or (v) of the definition of "Permitted Encumbrances" (as determined as though the Container Management System were deemed "Collateral"
for the purposes of the definition of "Permitted Encumbrance")) over the
Container Management System.

              8.3.8  Rating Agency Notices. Subject to the application of applicable law, the Manager shall promptly deliver a copy of any written notice concerning the Owner's credit rating received by it from any Rating Agency to the Indenture Trustee and each Series Enhancer.

      Section 9.     Manager Default.

      9.1     Manager Default.  Each of the following is a Manager Default:

              9.1.1  The Manager shall fail to make any deposits of Container
Revenues, Sales Proceeds, Casualty Proceeds or any other amounts due and payable under this Agreement to the Trust Account within three (3) Business Days after the date such deposit is due; provided, that if such Container Revenues, Sales
Proceeds, Casualty Proceeds or other amounts are on deposit in the Concentration
Account (or a related post office box or lockbox), failure of the bank holding the Concentration Account to comply with the instructions of the Manager (or to comply with the terms of any intercreditor agreement) shall not constitute a
Manager Default.

              9.1.2  The Manager shall fail (A) to deliver any report required to be delivered to the Indenture Trustee pursuant to the terms of Sections 4.1.2 or 4.1.3 hereof such failure shall continue unremedied for three (3) Business
Days or (B) in any material respect to perform the covenant of the Manager to deliver financial statements set forth in the second sentence of Section 4.1.1 and such failure shall continue unremedied for thirty (30) days after the date on which there has been given to the Manager by the Indenture Trustee, any
Series Enhancer or any

                                       16

Noteholder a written notice specifying such default or breach and requiring it to be remedied; provided, however, that (x) if the reason for such failure is primarily attributable to changes in accounting principles or interpretations or the application of the same, (y) such changes are not related to the assets of the Issuer and (z) no Manager Default then exists under Sections 9.1.9 through
9.1.12 of this Agreement, then such failure shall not constitute a Manager
Default under this subsection 9.1.2(B) unless such failure materially and adversely affects the interests of any Noteholder or any Series Enhancer (if such Series Enhancer is then the Control Party for a Series of Outstanding Notes or shall have made an unreimbursed payment on its Policy).

              9.1.3  The Manager shall fail to (A) deliver any report required to be delivered to the Indenture Trustee pursuant to the terms hereof or of any other Transaction Document (which is not otherwise addressed in Section 9.1.2)
and such failure shall continue unremedied for thirty (30) days, or (B) perform or observe, or cause to be performed or observed, in any material respect any other covenant or agreement contained herein or in any other Transaction
Document (including in its capacity as Seller) (which is not otherwise addressed in this Section 9.1), which failure materially and adversely affects the interests of the Noteholders or (if it is then the Control Party for a Series of
Outstanding Notes or shall have made an unreimbursed payment on its Policy) any
Series Enhancer and such failure, if capable of remedy, shall continue unremedied for a period of thirty (30) days after the date on which the Manager has received written notice specifying such failure from the Owner, the
Indenture Trustee, any Noteholder, the Administrative Agent, any Series Enhancer
or any other Person.

              9.1.4  Any representation or warranty made by the Manager in this
Agreement or any other Transaction Document (including in its capacity as
Seller), or in any certificate, report or financial statement delivered by it pursuant hereto or thereto proves to have been untrue in any material respect when made, such breach materially and adversely affects the interests of the
Noteholders or (if it is then the Control Party for a Series of Outstanding
Notes or shall have made an unreimbursed payment on its Policy) any Series
Enhancer and such breach, if capable of remedy, shall continue unremedied for a period of thirty (30) days after the date on which the Manager has received written notice specifying such failure from the Owner, the Indenture Trustee, any Noteholder, the Administrative Agent, any Series Enhancer or any other
Person.

              9.1.5  TAL ceases to be engaged in the container leasing business.

              9.1.6  The Manager shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against the Manager or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Manager; or the
Manager commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Manager and such proceeding remains undismissed for a period of 60 days; or
the Manager is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Manager suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Manager makes a general

                                       17

assignment for the benefit of creditors; or any action is taken by the Manager for the purpose of effecting any of the foregoing;

              9.1.7  Except as permitted by Sections 2 and 13 hereof, Manager assigns or attempts to assign its interest under this Agreement.

              9.1.8  A Change of Control shall have occurred with respect to the
Manager.

              9.1.9  The Leverage Ratio of TAL International Group as of the
last day of any fiscal quarter shall be in excess of 4.75 to 1.00.

              9.1.10 As of the last day of each fiscal quarter, commencing with the fiscal quarter ending on December 31, 2005, the Consolidated EBIT to
Consolidated Cash Interest Expense Ratio is less than 1.10 to 1.00.

              9.1.11 As of the last day of each fiscal quarter, commencing with the fiscal quarter ending on March 31, 2006, the Consolidated Tangible Net Worth
of TAL International Group is less than the sum of (i) $321,351,326; plus (ii)
an amount equal to fifty percent (50%) of the cumulative sum of the aggregate net income (or loss) of TAL International Group and its Consolidated
Subsidiaries (as such term is defined in the Credit Agreement) on a consolidated basis, determined in accordance with GAAP for the period commencing on January
1, 2006 and terminating on such date of determination.

              9.1.12 TAL International Group, any Borrower (as such term is defined in the Credit Agreement) or any Restricted Subsidiary (as such term is defined in the Credit Agreement) fails to make any payment when due (beyond the applicable grace or cure period with respect thereto, if any) or defaults in the observance or performance (beyond the applicable grace or cure period with respect thereto, if any) of any payment obligation, or any other agreement or covenant with respect to the Indebtedness that, individually or in the aggregate for all such Persons, exceeds Twenty Million Dollars ($20,000,000) and the holder(s) of such Indebtedness has accelerated such Indebtedness.

A Manager Default may be waived in a written instrument executed by the
Requisite Global Majority in each such instance. Any such waiver of a Manager
Default shall not be construed as a waiver of any subsequent Manager Default. No delay by the Requisite Global Majority or any of its assigns, shall constitute any such waiver or prejudice the Requisite Global Majority in exercising any right, power or privilege arising out of such Manager Default.

      9.2     Remedies. If a Manager Default shall have occurred and be
continuing, and any Notes are then Outstanding, the Indenture Trustee, acting at the direction of the Requisite Global Majority and in the Requisite Global
Majority's discretion, shall have the right (upon written notice (a "Manager
Termination Notice") to the Manager, the Issuer and the Rating Agencies), in
addition to other rights or remedies that the Issuer or its assignee may have under any Applicable Law or in equity to: (i) terminate this Agreement, (ii)
take control of the Managed Containers wherever located, subject to the rights of lessees under Lease Agreements to which any of the Managed Containers shall at the time be subject or to appoint a replacement Manager to manage the Managed
Containers, and (iii) appoint an independent auditor of national reputation and mutually acceptable to the Issuer and the Requisite Global Majority to verify that all prior

                                       18

Manager Reports and Asset Base Certificates prepared by the Manager are in accordance with this Agreement. Notwithstanding such termination, until the
Manager is notified of the appointment of a replacement manager and the replacement manager has assumed such responsibility, the Manager shall continue to manage the Managed Containers and the Owner's business, and deposit into the
Trust Account all Container Revenues, Sales Proceeds, Casualty Proceeds and
other amounts, and submit all reports due hereunder and perform all other services required hereunder, all in accordance with this Agreement.

      9.3     Transfer of Managed Containers. Upon any termination of this
Agreement pursuant to Section 9.2, the Manager shall cooperate with the Owner, the Indenture Trustee, the Administrative Agent and the Requisite Global
Majority in transferring management of the Managed Containers as provided in the
Indenture, including, but not limited to making available all books and records
(including computer systems and data contained therein) pertaining to the
Manager's activities hereunder, providing access to, and cooperating in the transfer of, information from the Manager's computer system to the Owner's or its designee's system, promptly notifying lessees of the termination of management of the Managed Containers by the Manager and assumption of management by the Owner or its designee, depositing funds belonging to the Owner but not yet in the Trust Account to such account as designated by the Owner or its assignee, executing assignments of interests in Lease Agreements pertaining to the Managed Containers and taking any other action as may be reasonably requested by the Owner or its assignee to ensure the orderly assumption of management of the Managed Containers by the Owner or its designee. During such transition period, the outgoing Manager shall continue to provide notices pursuant to Section 8.1.8 and Section 6.19 of the Indenture that relate to occurrences of which it is aware.

      9.4     Power of Attorney. The Manager hereby irrevocably constitutes and appoints the Indenture Trustee, with full power of substitution (such appointment being coupled with an interest), as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Manager and in the name of the Manager or in its own name, for the purpose of carrying out the terms of this Agreement, to take (subject to the limitations set forth below) any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Manager hereby gives the Indenture Trustee the power and right, on behalf of the Manager, without notice to or assent by the Manager
(subject to the limitation set forth below), to do any or all of the following:

              (i)    So long as a Manager Default has occurred and is continuing and a Manager Termination Notice has been delivered in accordance with the terms hereof, at any time, in the name of the Manager or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instrument, general intangible or contract or any other
Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Indenture
Trustee or any Series Enhancer for the purpose of collecting any and all such moneys due under any account, instrument, general intangible or contract with respect to the Managed Containers and the other Collateral whenever payable;

                                       19

              (ii)   So long as a Manager Default has occurred and is continuing and a Manager Termination Notice has been delivered in accordance with the terms hereof, at any time, to enter and use the premises of the Manager and make use of the Manager's computer database, software system and all other books and records relating to the Managed Containers and the other Collateral. The Manager hereby grants, and agrees to grant from time to time, to the Indenture Trustee a non-exclusive royalty-free license (such license not to be exercised until, and only so long as, a Manager Default has occurred and is continuing and a Manager
Termination Notice has been delivered in accordance with the terms hereof) of all its intellectual property rights arising in connection with the software system used by the Manager in connection with the Managed Containers, such license to be irrevocable until the later of (a) the last date on which any Note was Outstanding or (b) the date on which all amounts owed to any Series Enhancer pursuant to the terms of the Indenture and the related Enhancement Agreement shall have been paid in full, subject, in the case of intellectual property rights held under license by the Manager, to the prior consent of the relevant licensor, if required, which consent the Manager undertakes to use its reasonable efforts forthwith to obtain at its own expense on terms reasonably acceptable to the Indenture Trustee and any Series Enhancer so long as a Manager
Default has occurred and is continuing and a Manager Termination Notice has been delivered in accordance with the terms hereof; and

              (iii)  So long as an Event of Default or Manager Default has not occurred, upon the failure of the Manager to comply with the provisions of
Section 8.1.6 (and so long as an Event of Default or Manager Default has occurred, whether or not the Manager has complied with the provisions of Section
8.1.6), to execute and deliver those agreements, instruments, documents and papers (including, without limitation, deeds of trust) as the Manager may otherwise be required to file in accordance with the provisions of Section 8.1.6 hereof.

              The Manager hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do or propose to do in the exercise or purported exercise of all or any of the powers, authorities and discretion referred to in this Section.

      9.5     Owner Power of Attorney. The Owner hereby irrevocably constitutes and appoints the Indenture Trustee, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Owner and in the name of the Owner or in its own name, for the purpose of carrying out the terms of this Agreement and the other
Transaction Documents to which the Owner is a party, to take (subject to the limitations set forth below) any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Owner hereby gives the Indenture Trustee the power and right, on behalf of the Owner, without notice to or assent by the Owner (subject to the limitation set forth below), to do any or all of the following:

              (i)    So long as a Manager Default has occurred and is continuing and a Manager Termination Notice has been delivered in accordance with the terms hereof, at any time, in the name of the Owner or its own name, or otherwise, to take possession of and indorse and collect any checks, drafts, notes, acceptances or other instrument, general intangible or contract or any other
Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Indenture
Trustee or any

                                       20

Series Enhancer for the purpose of collecting any and all such moneys due under any account, instrument, general intangible or contract with respect to the
Managed Containers and the other Collateral whenever payable;

              (ii)   So long as an Event of Default or Manager Default has
occurred and is continuing, at any time, to enter and use the premises of the
Owner and make use of the Owner's computer database, software system and all other books and records relating to the Managed Containers and the other
Collateral. The Owner hereby grants, and agrees to grant from time to time, to the Indenture Trustee a non-exclusive royalty-free license (such license not to be exercised until, and only so long as, a Manager Default has occurred and is continuing and a Manager Termination Notice has been delivered in accordance with the terms hereof) of all its intellectual property rights arising in connection with the software system used by the Owner in connection with the
Managed Containers, such license to be irrevocable until the later of (a) the last date on which any Note was Outstanding or (b) the date on which all amounts owed to any Series Enhancer pursuant to the terms of the Indenture and any related Enhancement Agreement shall have been paid in full, subject, in the case of intellectual property rights held under license by the Owner, to the prior consent of the relevant licensor, if required, which consent the Owner undertakes to use its reasonable efforts forthwith to obtain at its own expense on terms reasonably acceptable to the Indenture Trustee and any Series Enhancer;
and

              (iii)  So long as an Event of Default or Manager Default has not occurred, upon the failure of the Manager to comply with the provisions of
Section 8.1.6 (and so long as an Event of Default or Manager Default has occurred, whether or not the Manager has complied with the provisions of Section
8.1.6), to execute and deliver those agreements, instruments, documents and papers (including, without limitation, deeds of trust) as the Owner (or the
Manager, on behalf of the Owner) may otherwise be required to file in accordance with the provisions of Section 8.1.6 hereof or in accordance with Section 604 of the Indenture.

      Section 10.    No Partnership.

      Except as otherwise provided herein, the Manager's activities taken on behalf of the Owner hereunder will be taken solely as manager of the Managed
Containers. The parties hereto expressly recognize and acknowledge that this
Agreement is not intended to create a partnership, joint venture or other entity between the Manager and the Owner.

      Section 11.    No Warranties.

      THE MANAGED CONTAINERS ARE BEING DELIVERED BY THE OWNER TO THE MANAGER "AS
IS". THE OWNER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH
RESPECT TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE
OF THE MANAGED CONTAINERS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR
NOT DISCOVERABLE, THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT,
OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

                                       21

      Section 12.    Non-Exclusivity.

      During the term of this Agreement, the Manager may provide container, management, sales, leasing or remarketing services directly or indirectly to any other Person or on behalf of any other Person.

      Section 13.    Assignment.

      This Agreement, and the rights and duties of the Manager hereunder, may not be assigned by the Manager to any other Person without the prior written consent of the Owner, the Indenture Trustee, the Administrative Agent and the
Requisite Global Majority. The Owner may charge, assign, pledge or hypothecate its rights (but not its obligations) under this Agreement as provided herein.
The Manager hereby acknowledges that the Owner shall pledge all of its rights, title and interest under this Agreement to the Indenture Trustee (for the benefit of the Noteholders), and the Manager hereby consents to such pledge. The
Manager will give any Rating Agency prior notice of any assignment effected pursuant to this Section 13.

      Section 14.    Indemnification.

      14.1    By the Owner. The Owner, at its own expense, shall defend, indemnify and hold the Manager harmless from and against any and all claims, actions, damages, losses, liabilities, costs and expenses (including reasonable legal fees) (each, a "Claim") incurred by or asserted against the Manager to the extent resulting or arising from the Manager's performance of its obligations under this Agreement or from the Owner's failure to comply with or perform its obligations under this Agreement, except for Claims which arise out of the
Manager's willful misconduct, or gross negligence, or failure to comply with or perform its obligations under this Agreement. Manager subordinates its claims under this Section 14.1 to all claims which have priority in payment pursuant to the provisions of Section 302 and Section 806 of the Indenture.

      14.2    By the Manager.

              14.2.1 The Manager, in its capacity as the Manager, agrees to, and hereby does, indemnify and hold harmless the Owner, the Indenture Trustee (for the benefit of the Noteholders), any Series Enhancer, any Hedge Counterparty,
the Deal Agents (as such term is defined in the Note Purchase Agreement), the
Liquidity Agents (as such term is defined in the Note Purchase Agreement), the
Purchasers (as such term is defined in the Note Purchase Agreement), the
Administrative Agent and their respective officers, directors, employees and agents (each of the foregoing, an "Indemnified Party") against any and all liabilities, losses, damages, penalties, costs and expenses which may be incurred or suffered by such Indemnified Party (except to the extent caused by the gross negligence or willful misconduct on the part of the Indemnified Party)
as a result of claims, actions, suits or judgments asserted or imposed against an Indemnified Party and arising out of (i) an action or inaction by the Manager that is contrary to the Servicing Standard or otherwise in violation of the terms of this Agreement; or (ii) any breach of or any inaccuracy in any representation or warranty made by the Manager in this Agreement or in any certificate delivered by the Manager pursuant hereto; or (iii) any breach of or failure by the Manager to perform any covenant or obligation of the Manager set out or contemplated in this Agreement; (iv) personal injury or property damage claim arising out of or

                                       22

in connection with the negligence of the Manager; or (v) any defense, setoff or counterclaim arising out of any negligence of the Manager or any acts or omissions of the Manager related to the performance hereunder of its duties with respect to the Managed Containers; provided however, that the foregoing indemnity shall in no way be deemed to impose on the Manager any obligation to reimburse an Indemnified Party for: (A) losses arising from the financial inability of the related obligor on a Lease Agreement to make the payments due thereunder or because the Leases otherwise are uncollectible, or (B) losses arising from the failure of the remarketing proceeds of the Managed Containers to achieve historical or projected levels for reasons other than the Manager's failure to comply with the terms of this Agreement. The provisions of this
Section 14.2 shall run directly to and be enforceable by an injured party, subject to the limitations hereof. The obligations of the Manager under this
Section 14.2 shall survive the resignation or removal of the Manager and each
Indemnified Party, the payment of the Notes and Outstanding Obligations and the termination of this Agreement or the Indenture; it being understood and agreed that the Manager shall have no liability for the actions or inactions of any replacement Manager.

              14.2.2 The Manager shall pay any amounts owing by it pursuant to this Section 14 directly to the Indemnified Party, and such amounts shall not be deposited in the Trust Account.

              14.2.3 Indemnification payments owing pursuant to the provisions of this Section 14 shall include, without limitation, reasonable and documented fees and expenses of counsel and expenses of litigation reasonably incurred.

      Section 15.    No Bankruptcy Petition Against the Owner.

      The Manager will not, prior to the date that is one year and one day after the payment in full of all Outstanding Obligations under the Indenture or obligations of the Issuer under any of the other Transaction Documents, institute against the Owner, or join any other Person in instituting against the
Owner, an Insolvency Proceeding. The provision of this Section 15 shall survive the termination of this Agreement.

      Section 16.    Notices.

      All notices, demands or requests given pursuant to this Agreement shall be in writing, sent by internationally recognized overnight courier service or by telecopy or hand delivery, to the following addresses:

To the Manager:              TAL International Container Corporation
                             100 Manhattanville Road
                             Purchase, New York 10577-2135
                             Attn: Chand Khan, Vice President and Chief
                             Financial Officer
                             Fax: (914) 697-2526

                             with a copy to:

                             TAL International Container Corporation

                                       23

                             100 Manhattanville Road
                             Purchase, New York 10577-2135
                             Attn: Marc A. Pearlin, Vice President, General
                             Counsel & Secretary
                             Fax: (914) 697-2526

To the Owner:                TAL Advantage I LLC
                             100 Manhattanville Road
                             Purchase, New York 10577-2135
                             Attn: Chand Khan

                             with a copy to:

                             TAL International Container Corporation
                             100 Manhattanville Road
                             Purchase, New York 10577-2135
                             Attn: Chand Khan, Vice President and Chief
                             Financial Officer
                             Fax: (914) 697-2526

To the
Indenture Trustee:           U.S. Bank National Association
                             60 Livingston Avenue
                             St. Paul, Minnesota  55107
                             Attention: TAL Advantage I, LLC, Variable Rate
                             Secured Notes, Series 2005-1
                             Fax: 651-495-8090

To the
Administrative Agent:        Fortis Capital Corp.
                             Loan Syndications/Agency
                             520 Madison Avenue
                             New York, NY 10022
                             Attn: Gloria Beloti-Fields, Assistant Vice
                             President
                             Fax: 212-340-5450

                             With a copy to:

                             Fortis Capital Corp.
                             11001 West 120th Street, Suite 400
                             Broomfield, CO 80021
                             Attn: Milt Anderson, Managing Director
                             Fax: (303) 410-4571

To any Series Enhancer:      At the address set forth in the related Insurance
                             Agreement

To any Hedge Counterparty:   At the address set forth in the related

                                       24

                                 Hedge Agreement

      Notice shall be effective and deemed received (a) two days after being delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by telecopy or (c) when delivered, if delivered by hand.

      Section 17.    Governing Law; Consent to Jurisdiction.

      17.1    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED
IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401
AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT GIVING EFFECT TO
ANY OTHER PRINCIPLES OF CONFLICTS OF LAW).

      17.2    Consent to Jurisdiction. Any legal suit, action or proceeding against Owner or Manager arising out of or relating to this Agreement, or any transaction contemplated hereby, may be instituted in any federal or state court in the County of New York, State of New York and each of Owner and Manager hereby waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and, solely for the purposes of enforcing this Agreement, Owner and Manager each hereby irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

      17.3   Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY
WAIVES, AS AGAINST EACH OTHER PARTY HERETO, ANY RIGHTS IT MAY HAVE TO A JURY
TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT
OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM ARISING UNDER THIS AGREEMENT
OR ANY OTHER TRANSACTION DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION,
ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

      Section 18.    Successors and Assigns.

      The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

      Section 19.    Severability.

      If any term or provision of this Agreement or the performance thereof shall to any extent be or become invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall continue to be valid and enforceable to the fullest extent permitted by law.

      Section 20.    Entire Agreement; Amendments; Waiver.

      This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and may not be amended or modified except by an instrument in writing signed by the parties hereto and approved by the
Administrative Agent and the Requisite Global Majority and, if such amendment or modification would cause any of the events set forth in

                                       25

Section 1002(a)(i) through (vii) of the Indenture to occur, each Series Enhancer for a Series of Outstanding Notes if such Series Enhancer is adversely affected thereby (but only if such Series Enhancer is then the Control Party for such
Series or shall have made an unreimbursed payment on its Policy); provided, that, if any such amendment or modification would (i) reduce the amount payable to such Series Enhancer, (ii) amend the relative priority of any such payment pursuant to Sections 302 or 806 of the indenture (other than to increase the priority thereof) or increase the amount of any applicable dollar limitations on amounts having a higher payment priority to such payments pursuant to Sections
302 or 806 of the Indenture or otherwise change such payments in a manner adverse to such Series Enhancer, (iii) change the date on which or the amount of which, or the place or payment where, or the coin or currency in which, such amount is paid to such Series Enhancer, (iv) increase or accelerate such Series
Enhancer's payment obligations under its Policy or otherwise materially and adversely affect the rights, interests or obligations of such Series Enhancer under this Agreement and the other Transaction Documents, or (v) modify provisions of any Transaction Document relating to requirements that the consent of such Series Enhancer be obtained, the approval of such Series Enhancer shall be required. The Manager will send prior notice of any amendment or modification to the Rating Agencies setting forth in general terms the substance of such amendment or modification. Waiver of any terms or conditions of this Agreement
(including any extension of time required for performance) shall be effective only if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same terms or conditions or a waiver of any other term or condition of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

      Section 21.    Counterparts.

      This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

      Section 22.    Intended Third Party Beneficiaries.

      Each of the Administrative Agent, each Series Enhancer, the Requisite
Global Majority and the Indenture Trustee are express third party beneficiaries of this Agreement; and, as such, shall have full power and authority to enforce the provisions of this Agreement against the parties hereto. Except as set forth in the immediately preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer on any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this
Agreement.

      Section 23.    Effect on Prior Agreement. This Management Agreement amends and restates the Prior Management Agreement as of the Restatement Effective
Date. This Management Agreement shall not effect a termination of the obligations of the Issuer or the Manager under the Prior Management Agreement, but instead shall be merely a restatement and, where applicable, an amendment of the terms governing such obligations.

                                       26

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                       TAL INTERNATIONAL CONTAINER CORPORATION,
                                       as Manager

                                       By:______________________________________
                                          Title:

                                                            MANAGEMENT AGREEMENT

                                       TAL ADVANTAGE I LLC, as Owner,
                                       By:  TAL International Container
                                            Corporation, its manager

                                       By:______________________________________
                                          Title:

                                                            MANAGEMENT AGREEMENT

                                    EXHIBIT A

                                 MANAGER REPORT

-----------------------------------------------------------------------------------------------------------------------------------
                                                        TAL ADVANTAGE 1 LLC
                                  ATTACHMENT A: MANAGER REPORT (PRIOR TO EARLY AMORTIZATION EVENT)
                                                    DETERMINATION DATE: X/XX/06
-----------------------------------------------------------------------------------------------------------------------------------
FOR THE COLLECTION PERIOD                                                                                      X/XX/2006-X/XX/2006
FOR THE PAYMENT DATE                                                                                                     X/XX/2006
-----------------------------------------------------------------------------------------------------------------------------------

SECTION 1: PAYMENT DATE BEGINNING ACCOUNT BALANCE
        Beginning Balance in the Trust Account at x/xx/06
        Beginning Balance in the Restricted Cash Account at x/xx/06
        Beginning Balance in the Temporary Loss Account at x/xx/06
        Beginning Series 2005-1 outstanding amount at x/xx/06 (Previous payment date)
        Beginning Series 2006-1 outstanding amount at x/xx/06 (Previous payment date)

SECTION 2: FUNDS ON DEPOSIT IN TRUST ACCOUNT

     1  Gross Revenues (including finance lease payments)
 2 & 3  + Sales + Casualty proceeds
     4  + Miscellaneous Revenues
     5  - Operating expenses

        Issuer proceeds

     6  - Management Fee
     7  + Manager advances
     8  + Amounts received from Interest Rate Hedge Provider (payment to be received on payment date)
     9  + Interest earned in the Trust Account
    10  + Excess amount in the restricted cash account
                                                                                                                        ____________
        AMOUNT AVAILABLE FOR DISTRIBUTIONS

SECTION 3: DISTRIBUTIONS PRIOR TO AN EARLY AMORTIZATION EVENT

    11  - Indenture Trustee fee
    12  - Administrative Agent Fee
    13  - Management Fees and Management Fee Arrearage to the extent not withheld by the Manager
    14  - Unpaid Manager Advances
    15  - Actual Auditing and related expenses and other Issuer Expenses
    16  Series Enhancer Premiums
    17  - Premium owed to the Series Enhancer
    18  - Series 2005-1 Interest Payments - Warehouse Facility (excluding commitment fees)
    19  - Series 2006-1 Interest Payments

    20  - Commitment Fees

    21  - Interest rate hedge provider payments (other than termination payments)

    22  - Restricted Cash Account to the extent needed

    23  - Minimum Principal Payment Amounts for Series 2005-1

    24  - Minimum Principal Payment Amounts for Series 2006-1

    25  - Scheduled Principal Payment Amounts for Series 2005-1

    26  - Scheduled Principal Payment Amounts for Series 2006-1

    27  - Supplemental Principal Payment Amounts for Series 2005-1

    28  - Supplemental Principal Payment Amounts for Series 2006-1

    29  - Other Noteholder and Series Enhancer payments

    30  - Interest Rate Hedge Provider payments not paid above (including termination payments unless counterparty breach)

    31  - Unpaid amounts under 1, 17, 18, 19 or 20 above

    32  - Any Interest rate Hedge Provider payments not paid above (including termination payments in case of counterparty breach)

    33  - Unpaid indemnification payments to the Issuer

    34  - Unpaid indemnification payments to the Manager                                                                ____________

        = SUM OF PAYMENTS DUE UNDER WATERFALL

        = REMAINING AMOUNTS DUE THE ISSUER OR ITS DESIGNEE

SECTION 4: PAYMENT DATE ENDING ACCOUNT BALANCE

        Ending balance in the Trust Account at x/xx/2006
        Ending balance in the Restricted Cash Account at x/xx/2006
        Ending balance in the Temporary Loss Account at x/xx/2006
        Ending series 2005-1 outstanding amount at x/xx/06 (Current payment date) after paydown
        Ending series 2006-1 outstanding amount at x/xx/06 (Current payment date) after paydown

                                    EXHIBIT B

                 AFFILIATES OF MANAGER AND APPROVED SUBSERVICERS

                                      NONE

                                    EXHIBIT C

                          CREDIT AND COLLECTION POLICY

                            On file with the Manager

                                    EXHIBIT D

                             AGREED UPON PROCEDURES

The accountants' report will address:

      o     Specified information contained in the March 31st, June 30th and
            December 31st Manager Report prepared by the Manager with respect to the Issuer; and

      o     Specified information contained in the March 31st, June 30th and
            December 31st Asset Base Certificate prepared by the Manager with respect to the Issuer.

      o     Where applicable, the accountant's reports relate to the 3 month periods ending March 31, June 30 and December 31.

Manager Report

      o     Verify the mathematical accuracy of each report

      o     Compare the Management Fee information as enumerated on the Manager
            Report to the amount contained in the Issuer's general ledger.

      o     Compare the Container Revenue and Sales Proceeds (including Casualty
            Proceeds) information as enumerated on the Manager Report to the amounts contained in the Issuer's general ledger.

Asset Base Certificate

      o     Verify the mathematical accuracy of each certification

      o     Agree each line item on the Asset Base Certificate to its source
            (note that the source of each line item will be agreed upon to by the parties at a later date).

      o     Randomly select a sample of 10 units from the Manager's equipment tracking system report ("TERMS") and trace to the Issuer's fixed asset accounting system by pool and recalculate depreciation as defined by the {NAME OF AGREEMENT}

      o     Randomly select a sample of 15 units from the Manager prepared listing of all purchased assets for the quarter and agree the serial number and book value to the Manager's equipment tracking system report ("TERMS")

      o     Randomly select a sample of 15 units from the Manager prepared listing of all purchased assets for the quarter and agree the cost basis per the Issuer's fixed asset accounting system to the applicable invoice and cash disbursement advice (e.g. wire transfer or cancelled check)

Assets Contributed and Sold by Issuer at Transaction Date:

      o     In conjunction with the accountant's quarterly report as of December
            31, 2005, the following procedures will be performed as of the
            Transaction Date:

                  o     Agree the total number of units transferred from the
                        {Schedule of Assets Transferred} to Issuer's fixed asset
                        accounting system

                                    EXHIBIT E

                               DEPRECIATION POLICY

Managed Containers (not subject to a Finance Lease) shall be recorded at their
Original Equipment Cost. All such Managed Containers (other than refrigerated
Containers) will be depreciated on a straight-line basis from the beginning of the month following the month in which such Container was accepted over 12 years to a 32% residual value. All refrigerated Containers will be depreciated on a straight-line basis from the beginning of the month following the month in which such Container was accepted over 12 years to a 20% residual value.

The foregoing notwithstanding, any portion of the Original Equipment Cost of such Managed Container that is attributable to an improvement to such Managed
Container pursuant to clause (iii) of the definition of "Original Equipment
Cost", shall be depreciated on a straight-line basis from the beginning of the month following the month in which such improvement was accepted over the remaining depreciation period of such Managed Container to the applicable residual value mentioned above.